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                                                                   EXHIBIT 99.10

                         GE POWER SYSTEMS EQUITIES, INC.
            3135 EASTON TURNPIKE, FAIRFIELD, CONNECTICUT, 06431, USA


TO:      THE NON-ASSENTING SHAREHOLDERS OF SMALLWORLDWIDE PLC ("SMALLWORLD")

         IF YOU HAVE SUBMITTED A VALID AND COMPLETE ACCEPTANCE OF THE OFFER IN RESPECT OF ALL YOUR SHARES IN SMALLWORLD, PLEASE IGNORE THIS LETTER AND ACCOMPANYING NOTICE.

                                                             13th November, 2000
Dear Shareholder

               COMPULSORY ACQUISITION OF YOUR ORDINARY SHARES/ADSS
                                  IN SMALLWORLD

As GE Power Systems Equities, Inc. ("GE") has now received valid acceptances of its offer (the "Offer") to acquire all ordinary shares and ADSs in Smallworld (collectively the "Shares") in respect of more than 90 per cent. of Shares to which its Offer related, GE is now entitled to acquire compulsorily the remaining Shares to which the Offer related.

You will find enclosed a statutory notice formally advising you that GE intends to apply the provisions of sections 428 to 430F of the Companies Act 1985 (the "Act"). That notice sets out the terms on which GE will acquire your remaining Shares on 27th December, 2000. These shares will be acquired under the terms of the Offer and you will be entitled to US$20 in cash for every Share you hold on that date. Thereafter, the consideration due to you will be held on trust by Smallworld in accordance with section 430(9) of the Act. You can apply for your consideration to be released and sent to you by writing to Smallworldwide PLC, Elizabeth House, 1 High Street, Chesterton, Cambridge CB4 1WR, England marked for the attention of the Company Secretary with satisfactory evidence of your identity and the ownership of your Shares.

If you have sold all of your Shares, please forward this document and the accompanying notice at once to the purchaser or transferee or the stockbroker, bank or other agent through whom the sale or transfer was effected for transmission to the purchaser or transferee. However, such documents must not be forwarded to or transmitted in or into Canada, Australia or Japan.

                                Yours sincerely,


           ...........................................................
                              for and on behalf of
                         GE Power Systems Equities, Inc.